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                                                                  Exhibit 15

                             Acknowledgement Letter

The Board of Directors and
 Shareholders of American Eagle Outfitters, Inc.


We are aware of the incorporation by reference in the Registration Statement (Form S-8, Nos. 333-44759, 333-79358 and 333-12661) of American Eagle
Outfitters, Inc. of our reports dated May 20, 1998, August 19, 1998, and November 17, 1998 relating to the unaudited condensed consolidated interim financial statements of American Eagle Outfitters, Inc. that are included in its Forms 10-Q for the quarters ended May 2, 1998, August 1, 1998 and October 31, 1998.

Pursuant to Rule 436(c) of the Securities Act of 1933, our reports on such unaudited interim financial statements are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
April 5, 1999